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                                                                    EXHIBIT 23.2



            Consent of Independent Registered Public Accounting Firm



The Board of Directors
The Brink's Company:


We consent to the use of our reports dated February 4, 2004, with respect to the consolidated balance sheets of the Brink's Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule incorporated by reference in the registration statements (No. 33-53565 and Post-Effective Amendment No. 1 thereto and 333-78631 and Post-Effective Amendment No. 1 thereto) on Form S-8 of The Brink's Company, which reports appear in the 2003 Annual Report on Form 10-K of The Brink's Company. Our reports refer to a change in accounting for goodwill and other intangibles.

We also consent to the use of our report dated March 12, 2004, relating to the statements of financial condition of the 1994 Employee Stock Purchase Plan of The Brink's Company as of December 31, 2003 and 2002, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2003 incorporated by reference in the registration statement (No. 33-53565 and Post-Effective Amendment No. 1 thereto and 333-78631 and Post-Effective Amendment No. 1 thereto) on Form S-8 of The Brink's Company, which report appears in the 2003 Annual Report on Form 11-K of the 1994 Employee Stock Purchase Plan of The Brink's Company.



/s/ KPMG

Richmond, Virginia
November 5, 2004